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                                                                  EXHIBIT 99.1

Press Release

Contact: WaLisa M. Davenport
eXegenics Inc.
(214) 358-2000

E. Blair Clark (Investors)
Burns McClellan
(212) 213-0006

                    EXEGENICS ADOPTS STOCKHOLDER RIGHTS PLAN

DALLAS, JUNE 9, 2003 - EXEGENICS INC. (NASDAQ: EXEG) announced today that it has adopted a stockholder rights plan designed to protect the interests of eXegenics' stockholders by, among other things, encouraging potential acquirers of eXegenics to negotiate with the Board of Directors so as to enhance the Board's ability to achieve the best possible value for all eXegenics stockholders.

Under the plan, which was adopted effective immediately, each holder of eXegenics common stock as of the close of business on June 9, 2003 will receive, as a non-taxable dividend, one right for each share of common stock held. Each right entitles the holder to purchase from eXegenics one one-thousandth of a share of Series B Junior Participating Preferred Stock at an exercise price of $4.50, subject to adjustment. If a person or group acquires beneficial ownership of 15 percent or more of eXegenics' common stock, each right will entitle its holder (other than the acquiring person or members of the acquiring group) to purchase, at the right's then current exercise price (initially $4.50), a number of eXegenics' shares of common stock having a market value of twice such price (initially $9.00).

In addition, if eXegenics is acquired in a merger or other business combination transaction after a person has acquired beneficial ownership of 15 percent or more of its common stock, each right will entitle its holder to purchase, at the rights' then current exercise price (initially $4.50), a number of the acquiring company's shares of common stock having a market value of twice such price (initially $9.00). Following the acquisition by a person or group of beneficial ownership of 15 percent of eXegenics' common stock and prior to an acquisition of beneficial ownership of 50 percent or more of its common stock the Board of Directors may exchange the rights (other than rights owned by such acquiring person or group, which will have become null and void and nontransferable), in whole or in part, at an exchange ratio of one share of common stock (or one-thousandth of a share of Series B Junior Participating Preferred Stock) per right.

eXegenics may redeem the rights at a price of $.001 per right at any time prior to the time a person has become the beneficial owner of 15% or more of eXegenics' outstanding common stock. The rights will expire on June 9, 2013, unless earlier exchanged or redeemed.

Further information regarding the rights is contained in a letter that will be mailed to all holders of eXegenics' common stock.

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Safe Harbor

This release may contain forward-looking statements. The words "believe," "expect," "intend", "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are subject to certain risks, uncertainties




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and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. eXegenics undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.